Exhibit 99.6

STOCK PLEDGE AND SECURITY AGREEMENT

THIS STOCK PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into this 23rd day of August, 2017, by and between Seenu G. Kasturi, an individual (the “Pledgor”), and the Kasturi Children’s Trust, a trust formed under the laws of the State of Louisiana (the “Pledgee”).

Recitals

WHEREAS, pursuant to that certain Secured Promissory Note of near or even date herewith (the “Secured Promissory Note”), Pledgor borrowed TWO HUNDRED TWENTY-FIVE THOUSAND EIGHT HUNDRED FIFTY AND 74/100 ($225,850.74) from Pledgee (the “Loan”) so that Pledgor could use the proceeds of the Loan to purchase 2,647,144 shares of Class A Common Stock, par value $0.01 per share, of ARC Group, Inc., a Nevada corporation, from William D. Leopold II (the “Shares”); and

WHEREAS, the obligation of Pledgee to make the Loan to Pledgor is subject to the condition, among others, that the Loan and all other obligations of Pledgor under the Secured Promissory Note shall be secured by the pledge and collateral assignment of all of the Shares to Pledgee upon the acquisition of the Shares by Pledgor.

NOW, THEREFORE, in order to induce Pledgee to extend the Loan to Pledgor pursuant to and in accordance with the terms and conditions of the Secured Promissory Note, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Pledgor, Pledgor hereby covenants and agrees as follows:

1.           Pledge of Shares. Pledgor hereby pledges and collaterally assigns the Shares, and all Income and Proceeds thereof (as hereinafter defined), to Pledgee as collateral security for the payment and performance of Pledgor’s obligations under the Secured Promissory Note, including, but not limited to, the repayment of the Loan and all interest, charges, and fees with respect thereto with respect thereto and shall be cross-collateralized with any other indebtedness due Pledgee as per separate Pledge Agreement.

2.           Delivery of the Shares. Pledgor herewith delivers to Pledgee all certificates evidencing the Shares and separate assignments of all of the Shares (whether or not evidenced by certificates) duly executed in blank, together with irrevocable proxies which provide Pledgee with full and complete voting power and authority respecting the Shares exercisable however only upon the occurrence of an Event of Default (hereinafter defined).

3.           Grant of Security Interest. Pledgor hereby grants to Pledgee a security interest in the Shares delivered herewith to secure the payment and performance of Pledgor’s obligations to Pledgee under the Secured Promissory Note or any other indebtedness of Pledgee due Pledgor, including but not limited to repayment of the Loan and all interest, charges, and fees with respect thereto. Pledgor shall have the right to execute all stock rights and rights to subscribe, and to receive all liquidating dividends, cash dividends, shares, new securities or other property that the Pledgor is or may hereafter become entitled to receive on account of the Shares pledged hereunder; provided, however, that in the event Pledgor receives any such property, other than cash dividends, he or she will immediately deliver such property to Pledgee to be held as collateral in the same manner as the Shares originally pledged hereunder. As used in this Security Agreement, the term “Shares” refers to all the Shares assigned, transferred, and pledged hereunder, and all other property received in respect thereof, other than cash dividends.

4.           Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default under the Secured Promissory Note, or if Pledgor is in default under or fails to comply with the provisions of any agreement, instrument, decree, judgment, order, obligation, covenant, bond, lien, encumbrance, security interest, article of incorporation or bylaw pertaining to the Shares or affecting Pledgor’s or Pledgee’s rights in the Shares, Pledgee shall have all of the rights and remedies provided to it under said agreements and instruments and, in addition, the right to: (a) exercise each and all the rights and privileges of a record holder of the Shares, including without limitation, the right to retain, sell, transfer, or otherwise dispose of the Shares, and (b) exercise all rights of a secured party under the Uniform Commercial Code as in effect in the State of Louisiana upon the date hereof and under other applicable law, including without limitation private sale of the Shares. All amounts received by Pledgee through the exercise of its rights as aforesaid shall be applied to the extent required to satisfy the obligations of Pledgor under the Secured Promissory Note. Any amounts remaining thereafter, and any Shares remaining thereafter, shall be retained by Pledgee as additional consideration for making the Loan to Pledgor pursuant to the Secured Promissory Note.

5.           Voting Rights. Until the occurrence of, and after any cure of, an Event of Default, Pledgor shall hold and maintain all ownership rights associated with the Shares, including the right to vote said Shares on any corporate question.

6.           Protection of Shares. Pledgor shall pay all taxes, charges and assessments against the Shares and do all acts necessary and appropriate to preserve and maintain the value thereof. In the event of the failure of Pledgor to do so, Pledgee may make such payments and take such actions on account thereof as it, in its sole discretion, deems desirable. Pledgor will defend the Shares against any and all claims and demands of all persons at any time claiming an interest therein. All advances, charges, taxes, assessments, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Pledgee in exercising any right, power or remedy conferred by this Agreement, or any enforcement thereof, or to preserve the value of the Shares, shall become a part of the indebtedness secured hereunder and shall be paid to Pledgee by Pledgor immediately upon demand.

7.           Power of Attorney. Pledgor hereby irrevocably appoints Pledgee as Pledgor’s attorney-in-fact, with full power of substitution, to, upon the occurrence and during the continuance of an Event of Default: (a) take any and all actions in Pledgor’s name and stead with respect to the Shares, (b) sell, transfer, assign, or otherwise dispose of the Shares, (c) demand, collect, receive, receipt for, and recover all Income and Proceeds, and (d) execute in Pledgor’s name and deliver any necessary documents and instruments required with respect to the Shares necessary for the exercise of Pledgee’s rights hereunder.

8.           Representations and Warranties of Pledgor. Pledgor represents and warrants that as of the date hereof:

(a)          Pledgor is the sole owner of, and has good and marketable title to, the Shares, free and clear of any and all liens, charges, encumbrances and security interests of every kind and nature (other than the liens created by this Agreement and the Secured Promissory Note);

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(b)          Pledgor has the legal right, authority and capacity to pledge, transfer, assign, and grant a security interest in and to all right, title and interest in and to the Shares pursuant to this assignment;

(c)           Except for this Agreement, the Pledge Agreement and the Secured Promissory Note, and applicable provisions of federal and state securities laws, there are no restrictions upon the transfer or assignment of any of the Shares;

(d)          This Agreement and the consummation of the transactions described herein do not violate or constitute a breach of any indenture, agreement or undertaking to which Pledgor is a party or by which Pledgor is bound;

(e)          No authorization, approval, or other action by, and no notice to or filing with, any third party, governmental authority or regulatory body is required for the validity of the pledge by Pledgor of the Shares pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor; and

(f)           This Agreement constitutes the legal, valid and binding obligation of Pledgor and the pledge effected hereby is effective to vest in the Pledgee its rights in the Shares as set forth herein.

9.           Covenants of Pledgor. Pledgor covenants and agrees that, during the term of this Agreement:

(a)          Pledgor shall not sell, assign, transfer, hypothecate, or otherwise dispose of the Shares, or any interest therein, encumber the Shares or any interest therein, or contract to do any of the foregoing; and

(b)          Pledgor shall not take any action with respect to the Shares that is inconsistent with the provisions or purpose of this Agreement or that would adversely affect the rights of Pledgee under this Agreement.

10.         Extensions and Waivers. The rights, powers and remedies given to Pledgee by this Agreement will be in addition to all rights, powers and remedies given Pledgee by virtue of any statute or rule or law. Pledgee shall have the right to enforce one or more of such remedies, successively or concurrently, and any action to enforce the same shall not bar Pledgee from pursuing any further remedy which it may have hereunder or under the Secured Promissory Note, or otherwise as provided by law, including, without limitation, the absolute right on the part of Pledgee to commence an action against Pledgor or his or her spouse for a judgment in the amount of all sums due and collectible under this Agreement and the Secured Promissory Note without first foreclosing on the security interest granted hereunder and selling the Shares. Any forbearance, failure or delay by Pledgee in the exercise of any right, power or remedy hereunder or under the Secured Promissory Note shall not be deemed to be a waiver of such right, power or remedy and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. Every right, power and remedy of Pledgee shall continue in full force and effect until the same is specifically waived by an instrument in writing executed by Pledgee.

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10.         Costs and Expenses. Pledgor shall pay all reasonable costs and expenses including, without limitation, reasonable attorneys’ fees, incurred by Pledgee in protecting, enforcing or releasing any of its rights hereunder after the occurrence of an Event of Default.

11.         Additional Documents. Upon the request of Pledgee, Pledgor will execute and deliver such further documents and take such further action as Pledgee may reasonably request in order to fully effect the purposes of this agreement and to protect its rights hereunder, including cross-collateralization of the shares for other indebtedness of Pledgee.

12.         Termination. This Agreement and the security interest in the Shares created hereby shall terminate when all of the obligations secured hereby have been paid, performed, and finally discharged in full, and Pledgee has no further obligation to lend under the Secured Promissory Note. Upon such termination, Pledgee agrees to deliver to Pledgor all certificates evidencing the Shares then held by Pledgee pursuant to this Agreement, together with all assignments and proxies with respect thereto, if and only if Pledgee is no longer indebted to Pledgor on any other indebtedness of whatever nature or kind.

13.         Miscellaneous.

(a)          This agreement shall be interpreted under and construed in accordance with the laws of the State of Louisiana.

(b)          Any notice or other communications required or permitted hereunder shall be in writing and shall be given as provided in the Secured Promissory Note.

(c)          This Agreement may be executed in one or more counterparts and delivered electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)          This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and may not be changed or modified except by an instrument in writing signed by the party to be charged therewith.

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed as of the date set forth above.

PLEDGOR

SEENU G. KASTURI

/s/ Seenu G. Kasturi
Seenu G. Kasturi, an individual

PLEDGEE

KASTURI CHILDREN’S TRUST

By:	/s/ Stanford B. Gauthier, II
Name: Stanford B. Gauthier, II
Title: Trustee

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